Exhibit 99.1

FOR IMMEDIATE RELEASE
February 27, 2007

For more information:
Kenneth Torosian	Jordan Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK FINALIZES PRICE FOR NEWSWIRE DIVISION AT $22.3 MILLION

Additional Cash Proceeds and Subordinated Debt Conversions Bolster Financial Position

NEW YORK, February 27, 2007 - Medialink Worldwide Incorporated (Nasdaq: MDLK) today reported a final sale price of approximately $22.3 million for U.S. Newswire, its press release distribution division that was sold in September 2006 to PR Newswire Association LLC, a subsidiary of United Business Media plc. The Company received an additional $4.4 million in cash, including $100,000 for additional working capital transferred at closing. The final sale price, which was to be between $18 million and $23 million, was based on the performance of U.S. Newswire for the trailing 12-month period ended September 30, 2006. An additional $1.9 million of the sale price continues to be held in escrow.

The Company also reported that through the close of business on February 26, 2007, an aggregate of $650,000 out of the $5 million of its subordinated debentures had been converted into 160,494 shares of the Company’s common stock. In addition, 46,200 warrants out of the 582,929 warrants issued to the original holders of the subordinated debentures were exercised, generating approximately $185,000 in cash proceeds.

“We are obviously very pleased with the final outcome on the sale of U.S. Newswire,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “The final sale price is indicative of the extraordinary value that we created within that division. The additional cash proceeds place us in an even stronger financial position to make the investments necessary to fuel growth in Teletrax, our global digital watermarking and video content tracking business, and to continue the transition of our traditional media business into the digital arena.”

“The conversion of 13% of the outstanding subordinated debentures and the exercise of the warrants is also a very positive step for the Company,” concluded Moskowitz. “The conversions reduce our ongoing interest obligation, obviate the need to use cash to repay the amounts previously outstanding, and enabled the debt holders to realize a significant return on their investment. The combination of the additional cash proceeds and the subordinated debt conversions significantly bolsters our already strong balance sheet.”

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news and short-form programming. Through its subsidiary, Teletrax™, Medialink also provides global television tracking and media asset management services to help clients determine return on investment from their programming and advertising efforts. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's Web site (www.medialink.com).

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Medialink Finalizes Price for Newswire Division	Page 2 of 2

With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses, our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Teletrax; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.